Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form SB-2 for Hosp-Italia Industries, Inc. and
Subsidiaries of our report dated March 25, 2003, relating to the financial statements of Hosp-Italia Industries, Inc. and Subsidiaries (a development stage company) for the year ended April 30, 2002, the statements of operations, stockholders' equity, and cash flows for the period from September 6, 2000 (inception) through April 30, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 6, 2000 (inception) through April 30, 2002.


SPROUSE & ANDERSON, L.L.P.

Austin, Texas

May 2, 2003